Exhibit 99.1

P. O. Box 965, Valley Forge, PA 19482    (610) 337-7000

Contact:	610-337-7000	For Immediate Release:
	Will Ruthrauff, ext. 6571	June 20, 2016
Shelly Oates, ext. 3202

AmeriGas Partners, L.P. to Issue Notes

VALLEY FORGE, Pa., June 20 – AmeriGas Partners, L.P. (NYSE: APU) (“AmeriGas Partners”) announced today that it and its wholly owned subsidiary, AmeriGas Finance Corp. (the “Co-Issuer”), intend to offer, subject to market and other conditions, $1.35 billion aggregate principal amount of senior notes due 2024 and 2026 in a registered public offering. The proceeds from the offering will be used to finance AmeriGas Partners’ tender offers for its outstanding 6.25% Senior Notes due 2019, 6.75% Senior Notes due 2020, and 6.50% Senior Notes due 2021 and any remaining net proceeds will be used for general business purposes.

BofA Merrill Lynch, Citigroup, J.P. Morgan and Wells Fargo Securities are acting as joint book-running managers for the notes offering.

This offering is being made under an effective shelf registration statement filed with the U.S. Securities and Exchange Commission, and this offering is being made only by means of a prospectus supplement for this offering and a related base prospectus. Copies of the prospectus supplement and related base prospectus may be obtained by contacting: BofA Merrill Lynch, 222 Broadway, New York, New York 10038, Attention: Prospectus Department, Email: dg.prospectus_requests@baml.com; Citigroup Global Markets Inc. at 800-831-9146; J.P. Morgan, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, prospectus-eq_fi@jpmchase.com, or by telephone at (866) 803-9204; or Wells Fargo Securities, LLC, at 608 2nd Ave S, Suite 1000, Minneapolis, MN 55402, Attention: WFS Customer Service or by calling 1-800-645-3751 Opt 5 or by email at wfscustomerservice@wellsfargo.com.

This announcement is for informational purposes only and does not constitute an offer to sell, or the solicitation of an offer to buy, any note in any jurisdiction in which such an offer or solicitation, or the sale of these notes, would be unlawful without registration or qualification under the securities laws of such jurisdiction.

About AmeriGas Partners

AmeriGas Partners is the nation’s largest retail propane marketer, serving approximately two million customers in all 50 states from approximately 2,000 distribution locations. UGI Corporation, through subsidiaries, is the sole General Partner and owns 26% of AmeriGas Partners and the public owns the remaining 74%.

This press release contains certain forward-looking statements that management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read AmeriGas Partners’ Annual Report on Form 10-K, as amended, for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas, the impact of pending and future legal proceedings, political, economic and regulatory conditions in the U.S. and abroad, and our ability to successfully integrate acquisitions and achieve anticipated synergies. AmeriGas Partners undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

AP-07	###	6/20/16